Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

David L. Piazza
Vice President, Finance
703.742.5312
dpiazza@quadramed.com

QUADRAMED SHARPENS CUSTOMER FOCUS

THREE KEY TEAMS ESTABLISHED

RESTON, VA – (January 10, 2005) – QuadraMed® Corporation (Amex: QD) announced today a new organizational structure designed to better serve its customers, streamline the product development process, improve sales, and reduce costs. These operational changes are a logical step in the Company’s evolution as a single focused software organization.

Immediately after assuming direct control of operations in November 2004, QuadraMed Chairman and Chief Executive Officer Lawrence P. English began a comprehensive review of the Company’s organizational structure, including a detailed look at the way the Company serves it customers and how it brings new products to market. As a result of this review, effective immediately, QuadraMed’s product managers, systems analysts and software engineers will be organized into three multifunctional teams reporting directly to English. Each team will focus on one of the Company’s main product groups: Affinity Revenue Cycle, Affinity Care Management, and Quantim Medical Records. Each multifunctional team will be responsible for a unified effort toward:

•	Ensuring timely and effective response to customer needs;

•	Supporting sales teams with appropriate marketing plans, sales collateral and product demonstrations;

•	Maintaining a customer centric strategic blueprint for each product group;

•	Translating each blueprint into manageable development projects;

•	Prioritizing each project within the overall Company plan; and

•	Managing each project to a successful conclusion.

The Company’s sales force will also be similarly aligned, structured in teams identified with specific products and market segments under the healthcare software umbrella.

“I am confident the team structure will work well for us. It aligns our best people with our biggest opportunities, and it will keep me close to the action where I will be able to speed and facilitate decision making,” said English. “It will also make it possible for us to reduce costs by eliminating layers of management. We are a small company compared to most of our competitors. In order to compete effectively, we need to differentiate ourselves by being acutely organized in our sales efforts, fast and flexible with product development, and passionate about customer service.”

“I am delighted to see Larry taking such an active role in operations,” said Frank Pecaitis, Senior Vice President of Client Development. “Our current and prospective customers will know that they have a direct line to the Chairman and CEO of the Company, something that is not possible with our larger competitors.”

English said this reorganization, together with actions taken in the last two months, will result in a reduction of up to 90 positions, and should reduce costs of service, software development, sales and marketing, and general and administrative expenses significantly. The financial impact of these changes will be reflected in the Company’s results of operations for both the quarter ended December 31, 2004, as well as the quarter ended March 31, 2005. These changes are different than, and incremental to the changes announced on December 15, 2004 related to the Company’s Financial Services Division.

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient access management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of almost 700 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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